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                                                                    EXHIBIT 99.1


                        COMPUTER LANGUAGE RESEARCH, INC.

                 NON-EMPLOYEE DIRECTORS' 1994 STOCK OPTION PLAN


SECTION ONE.        NAME.                 This stock option plan for
non-employee directors of Computer Language Research, Inc. (the "CORPORATION") shall be known as the Computer Language Research, Inc., Non-Employee Directors' 1994 Stock Option Plan (the "PLAN").

SECTION TWO.        PURPOSE.              This Plan enables the Corporation to
attract and retain persons of outstanding credentials and competence to serve as members of the Corporation's Board of Directors (the "BOARD") and to more closely align the interests of the non-employee members of the Board with those of the Corporation's shareholders and to motivate non-employee members of the Board to take such actions as shall improve corporate performance on a long-term basis.

SECTION THREE.      EFFECTIVE DATE.       The effective date of this Plan shall
be August 4, 1994, the date on which this Plan was adopted by the Corporation's Board of Directors subject to the approval of the Corporation's shareholders at the annual meeting of shareholders to be held in 1995.

SECTION FOUR.       TERMINATION DATE.     This Plan shall terminate on the
earlier of August 4, 2004 or on such date as the Board in its sole discretion shall determine to terminate or abandon this Plan (the "TERMINATION DATE").

SECTION FIVE.       PARTICIPATION.        Participation in this Plan shall be
limited to non-employee directors, that is, to persons who are members of the Board and who are not full time employees of the Corporation (the
"PARTICIPANTS", a "PARTICIPANT"). The term "Participant" does not include advisory, emeritus or honorary directors.

SECTION SIX.        NONSTATUTORY OPTIONS. Each Option(1) shall be a nonstatutory stock option, not intended to meet the requirements of Section 422 of the Code(2).

SECTION SEVEN.      AVAILABLE SHARES.     The total number of shares of Common
Stock(3) with respect to which Options to purchase may be granted pursuant to this Plan shall not exceed 250,000, subject to adjustment as provided in this Plan. Subject to the Committee's modification of share usage and/or issuance intended to conform this Plan and any Options to the requirements of Rule 16b-3, shares of unissued Common Stock subject to Options which expire, terminate, or are canceled or forfeited for any reason under this Plan shall again become available for the granting of Options.

SECTION EIGHT.      ADMINISTRATION.





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(1)"OPTION" means a right, granted under the provisions of this Plan, to purchase, as provided in this Plan, shares of Common Stock at a specified price during specified time periods.

(2)"CODE" means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder.

(3)"COMMON STOCK" means the Corporation's common stock, $0.01 par value, and such other stock as may be substituted for Common Stock pursuant to this Plan.

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                    A.  THE COMMITTEE.    The Plan shall be administered by a
Committee of the Board comprised of not less that two members of the Board, none of whom shall be a Participant (the "COMMITTEE").

                    B. COMMITTEE ACTION. A majority of the members of the Committee shall constitute a quorum. The approval of a quorum, expressed by a vote at a meeting, or the unanimous written consent of all members without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of this Plan.

                    C.  COMMITTEE AUTHORITY.         Subject to the provisions
of Section 8D of this Plan, the Committee may adopt, amend, suspend, waive and rescind all rules, regulations and procedures and make all other decisions and determinations and take all other actions as it shall deem necessary or proper for the administration of this Plan. The Committee may also interpret this Plan and the Committee's interpretation shall be full, final and conclusive and binding on all persons and entities, including, without limitation, the Corporation, Participants, persons claiming any rights under this Plan from or through any Participant, and shareholders. The Committee may consult with legal counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the written advice of legal counsel. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer, manager or other employee of the Corporation, the Corporation's independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of this Plan. The Committee may delegate to officers or managers of the Corporation the authority, subject to such terms as the Committee shall determine, to perform administrative functions under this Plan. In no event shall the Committee or the Board have any power or authority which would cause this Plan to fail to be a plan described in Rule 16b-3(c)(2)(ii) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                    D.  AMENDMENT.        Subject to the following sentences,
the Committee may from time to time amend or modify this Plan. No such amendment shall impair without a Participant's consent any outstanding Option or deprive any Participant of any shares of Common Stock which he or she may have acquired through the exercise of any Option, except such an amendment made to cause this Plan to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. No such amendment shall be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3. No such amendment shall be made within six months after any previous amendment, except to the extent such amendment is required to comply with changes to the Code, ERISA, or the rules thereunder.

                    E.  RULE 16B-3.       The Corporation intends that this
Plan and its operation comply with the provisions of Rule 16b-3 under the Exchange Act. The amount, nature and timing of all Options, the selection of Participants to whom grants of Options are to be granted, the number of shares subject to any Option, the Exercise Price of any Option, the periods during which any Option may be exercised, and the term of any Option shall be automatically determined as provided in this Plan and the Committee shall have no discretion as to such matters. The Committee at all times shall be empowered to take all actions reasonably required to permit this Plan to comply with the provisions of Rule 16b-3 under the Exchange Act. The Committee shall not be empowered to take any action which would result in this Plan failing to qualify as a formula plan under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any Option or Option agreement held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board or the Participant, to the extent necessary for
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Options under this Plan to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

SECTION NINE.       GRANTS.               All grants provided for in this
Section Nine shall be subject to the approval of the Plan by the Corporation's
shareholders at the annual meeting of shareholders to be held in 1995.   As
soon as practicable after the grant of any Option hereunder, the Corporation and the Participant shall enter into a Stock Option Agreement evidencing the Option so granted. The agreement shall be in such form, consistent with the Plan, as the Committee shall deem appropriate.

                    A.  INITIAL GRANTS.   Those persons who were elected
Directors of the Corporation at the annual meeting of the Corporation's shareholders on April 26, 1994, shall, if he or she shall be a Participant, be granted, without further action by the Board of Directors, an Option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the Fair Market Value(4) of a share of Common Stock on August 4, 1994.

                    B.  NEW DIRECTOR GRANTS.         Commencing on August 4,
1994, each time a person shall, for the first time, be elected a director of the Corporation by vote of its shareholders or by vote of a majority of the directors pursuant to the provisions of Section 4 of the Corporation's Bylaws, such person, if he or she shall be a Participant, shall be granted, without further action by the Board or the Committee, an Option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the Fair Market Value of a share of Common Stock at the date of election.

                    C. RE-ELECTED DIRECTOR GRANTS. Commencing on August 4, 1994, each time a person shall be re-elected a director of the Corporation by vote of its shareholders, such person, if he or she shall be a Participant, shall be granted without further action by the Board or the Committee, an Option to purchase 2,500 shares of Common Stock at an exercise price per share equal to the Fair Market Value of a share of Common Stock at the date of election.

SECTION TEN.        EXERCISABILITY & RESTRICTION ON SALE OF PURCHASED SHARES.

                    A.  GENERAL.          Subject to the provisions of Section
10B, after each of the first five anniversaries of the grant of an Option, a Participant may purchase respectively 20%, 40%, 60%, 80% and 100% of the Common Stock subject to the Option.

                    B.  SPECIAL CIRCUMSTANCES.       Notwithstanding the
provisions of Section 10A, each outstanding Option (i) shall become immediately exercisable in full upon the Termination Date, a Participant's death; a Participant becoming Disabled(5); or a Participant's retirement from the Board with at least five year's service as a director; and (ii) shall become exercisable in full immediately prior to the effective date of any Change in Control(6).





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(4)"FAIR MARKET VALUE" on any date means the closing price of the Common Stock reported in The Wall Street Journal for such date (or the preceding business day if such date is not a business day), if the Common Stock is quoted in the NASDAQ National Market System or, if the Common Stock shall cease to be quoted, the value of the Common Stock as reasonably determined in good faith by the Committee using a generally accepted methodology for valuing stock.

(5)The term "DISABLED" shall have the meaning set forth in Section 422(c)(6) of the Code.

(6)A "CHANGE OF CONTROL" of the Corporation shall be deemed to have occurred upon the happening of any of the following:


           A. The acquisition of BENEFICIAL OWNERSHIP (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Corporation's then-outstanding



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                    C.  RESTRICTION ON SALE OF PURCHASED SHARES.       Unless
permitted by the provisions of Rule 16b-3 under the Exchange Act, no shares acquired upon exercise of an Option granted pursuant to this Plan shall be sold within six months of the date of grant of such Option.

SECTION ELEVEN.     OPTION ADJUSTMENT UPON CHANGES IN CAPITALIZATION.   If the
Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, combination or other change in corporate structure affecting the Common Stock) or make a distribution of cash or property which has a substantial adverse impact on the value of the issued Common Stock, the total number of shares available for Options under this Plan shall be simultaneously and commensurately adjusted and the number of shares covered by each unexercised or unexerciseable outstanding Option and/or the Exercise Price for each unexercised or unexerciseable outstanding Option shall be simultaneously adjusted so that the net economic value of each such unexercised or unexerciseable outstanding Option shall be the same as it was prior to the aforesaid action.

SECTION TWELVE.     OPTION TERMINATION.        Each Option shall automatically
terminate upon the earliest of: (i) one year after the Termination Date, (ii) one year after a Participant ceases to be a director of the Corporation by reason of death, (iii) one year after a Participant ceases to be a director of the Corporation by reason of a Participant's becoming Disabled, (iv) one year after a Participant ceases to be a director of the Corporation by reason of retirement from the Board with at least five years service as a director; (v) the date a Participant ceases to be a director of the Corporation for any other reason; or (vi) the effective date of any Change of Control. No decision by the Board to terminate this Plan prior to the Termination Date, shall affect any Options then outstanding under this Plan.

SECTION THIRTEEN.   NO EXERCISE OBLIGATION.    No Participant shall be under
any obligation to exercise any Option granted to him or her under this Plan.

SECTION FOURTEEN.   NOTICE OF EXERCISE.        Each Participant may exercise an
Option by giving written notice of the exercise to the Corporation, specifying the number of shares to be purchased, accompanied by payment in full (in cash or by check only) of the Exercise Price for the shares of Common Stock to be purchased.




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voting securities entitled to vote for the election of directors by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding the Corporation its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Corporation or its subsidiaries), such acquisition being other than from the Corporation or pursuant to an "Excluded Transaction" (as defined below);

                B. The individuals who, as of April 26, 1994, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided that any individual, nominated for election to the Board by at least a majority of the Incumbent Board and subsequently elected a director by vote of the Corporation's shareholders, shall be considered to be a member of the Incumbent Board.

                C. Approval by the shareholders of the Corporation of (i) a reorganization, merger, consolidation, or similar business combination, other than an Excluded Transaction, (ii) a liquidation or dissolution of the Corporation, or (iii) the sale of all or substantially all of the assets of the Corporation, other than an Excluded Transaction.


An "EXCLUDED TRANSACTION" means a reorganization, merger, consolidation, or similar business combination or the sale of all or substantially all of the assets of the Corporation (each being a "Transaction"), in each case with respect to which persons who were the shareholders of the Corporation immediately prior to such Transaction, own directly or indirectly, immediately after such Transaction, more than 50% of the combined voting power of the then-outstanding securities entitled to vote for the election of directors of the reorganized, merged or consolidated corporation, or the corporation than acquired such assets.


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SECTION FIFTEEN.    NONTRANSFERABILITY.   No Option granted under this Plan
shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Participant's lifetime, Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. If a Participant dies while a director of the Corporation, the Options held by such deceased Participant's estate shall be exercisable by the Participant's legal representatives, heirs, legatees, or distributees.

SECTION SIXTEEN.    NONHYPOTHECATION.     No right or interest of a Participant
in any Option shall be pledged, encumbered or hypothecated to or in favor of any person or entity other than the Corporation, or shall be subject to any lien, obligation or liability of such Participant to any person or entity other than the Corporation.

SECTION SEVENTEEN.  NO RIGHT TO OFFICE.   This Plan shall not be construed as
conferring any rights upon any Participant to continue as a member of the Board, nor shall it interfere with the rights of the Corporation or its shareholders to renominate or not renominate or to re-elect or not re-elect a director.

SECTION EIGHTEEN.   GOVERNING LAW.        Except as otherwise required by
applicable federal laws, this Plan shall in all respects be governed by and construed in accordance with the laws of the State of Texas (without regard to principles of conflicts of law) and exclusive jurisdiction and venue of all disputes arising out of or relating to this agreement shall be in any state or federal court of appropriate jurisdiction in Dallas County, Texas. This Plan shall be performable in Dallas County, Texas.

SECTION NINETEEN.   CONSTRUCTION.         For purposes of this Plan, the word
"or" is disjunctive but not necessarily exclusive. Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders, and words in the masculine or feminine gender include the other and neuter genders.